Exhibit 10.13
NGTV
9944 Santa Monica Boulevard
Beverly Hills, California 90212
November 1, 2005
Mr. Al Cafaro
1515 Broadway, 36th Floor
New York, New York 10036
Dear Al,
     On behalf of NGTV (the “Company”), I am pleased to have you continue your service on the Company’s Board of Directors. This letter (the “Agreement”) sets forth the terms that the Company is offering to you.
1. APPOINTMENT TO THE BOARD OF DIRECTORS.
     1.1 Title, Term and Responsibilities. Subject to terms set forth herein and the Company’s review and approval of the confidential questionnaire you have been asked to complete, you will continue to serve as a Director on the Company’s Board of Directors (the “Board”), and you hereby accept such appointment on the date you sign this Agreement (the “Effective Date”). You will serve as a Director from the Effective Date until you voluntarily resign, are removed from the Board or are not reelected (the “Term”). Your rights, duties and obligations as a Director shall be governed by the Company’s Articles of Incorporation and By-Laws, each as amended from to time (collectively, the “Governing Documents”), except that where the Governing Documents conflict with this Agreement, this Agreement shall control.
     1.2 Mandatory Board Meeting Attendance. As a Director, you agree to use all reasonable efforts to attend each meeting of the Board and no fewer than seventy-five percent (75%) of these meetings. You may attend the Board meetings by telephone or teleconference.
     1.3 Independent Contractor. Under this Agreement, your relationship with the Company will be that of an independent contractor. You are not an employee of the Company and are not eligible to participate in the Company’s employee benefit and compensation plans.
2. COMPENSATION AND BENEFITS.
     2.1 Retainer. The Company will pay you a retainer for each month you serve on the Board (the “Retainer”) to be paid in monthly installments of Four Thousand Dollars ($4,000), payable subject to your attendance at the Board meetings as required by paragraph 1.2 above. The Company’s obligation to pay the Retainer will cease upon the termination of the Term. The Retainer will compensate you for all services you provide to the Company as a Director, including services that you render as a member of any of the Board’s committees, including the Audit Committee.

     2.2 Options. Subject to the approval of the Board, the Company will grant you an option to purchase six hundred thousand (600,000) shares of the Company’s common stock from the Company’s 2000 Equity Incentive Plan. The options shall have an exercise price equal to the fair market value of the shares as of the date of the grant, as determined by the Board.
     2.3 Business Expense Reimbursement. The Company will reimburse you for all reasonable travel, entertainment or other expenses incurred by you in connection with your services hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
     2.4 Indemnification. You will receive indemnification as a Director of the Company to the maximum extent extended to directors and certain executives of the Company generally, as provided by the Governing Documents.
     2.5 Tax Indemnification. You acknowledge that the Company will not be responsible for the payment of any federal or state taxes that might be assessed with respect to the Retainer and the options and you agree to be responsible for all such taxes.
3. PROPRIETARY INFORMATION OBLIGATIONS.
     3.1 Proprietary Information. You agree that during the Term and thereafter that you will take all steps reasonably necessary to hold all information of the Company, which a reasonable person would believe to be confidential or proprietary information, in trust and confidence, and not disclose any such confidential or proprietary information to any third party without first obtaining the Company’s express written consent on a case-by-case basis.
     3.2 Third Party Information. The Company has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree to hold such Third Party Information in confidence and not to disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or to use, except in connection with your services for the Company under this Agreement, Third Party Information unless expressly authorized in writing by the Company.
     3.3 Return of Company Property. Upon the end of the Term or upon the Company’s earlier request, you agree to deliver to the Company any and all notes, materials and documents, together with any copies thereof, which contain or disclose any confidential or proprietary information or Third Party Information.
     4. OUTSIDE ACTIVITIES.
     4.1 Investments and Interests. Except as permitted by Sections 4.2, you agree not to participate in, directly or indirectly, any position or investment known by you to be materially adverse to the Company.

     4.2 Activities. Except with the prior written consent of the Board, you will not during your tenure as a member of the Company’s Board undertake or engage in any other directorship, employment or business enterprise in direct competition with the Company, other than ones in which you are a passive investor or other activities in which you were a participant prior to your appointment to the Board as disclosed to the Company.
     4.3 Other Agreements. You agree that you will not disclose to the Company or use on behalf of the Company any confidential information governed by any agreement between you and any third party except in accordance with such agreement.
5. TERMINATION Of DIRECTORSHIP.
     5.1 Voluntary Resignation, Removal Pursuant to Bylaws and Stockholder Action. You may resign from the Board at any time with or without advance notice, with or without reason. You may be removed from the Board at any time, for any reason, in any manner provided by the Governing Documents and applicable law. You also may be removed from the Board at any time, by an affirmative vote of a majority of the stockholders of the Company.
     5.2 Failure to Nominate for Election. Your appointment as a Director does not require the Board or the nominating committee (if a nominating committee is formed) to nominate you to stand for re-election as a Director. Whether you will be nominated to stand for re-election will be determined by the Board or the nominating committee prior to any meeting of the Company’s stockholders at which directors are to be elected.
6. PAYMENT FOR PRIOR SERVICE
     6.1 Prior Service. You and the Company agree that the following correctly recounts your service and compensation as a Director of the Company and its predecessors:
          (a) You have served as a Director of the Company or any predecessor company since October 2000.
          (b) For the years 2000, 2001, 2002 and 2003, you received no cash compensation for your service as a Director.
          (c) For the year 2004, you were to have been paid a total of Sixty Thousand Dollars ($60,000) in cash compensation for your service as a Director. Of that amount, Ten Thousand Dollars ($10,000) was paid and Fifty Thousand Dollars ($50,000) has been accrued.
          (d) For the year 2005, the Company has accrued Fifty Thousand Dollars ($50,000) in cash compensation for your service as a Director through October 31, 2005.
     Together, the accrued compensation due and owing to you for the years 2004 and 2005, which totals One Hundred Thousand Dollars ($100,000), shall be referred to as the “Accrued Compensation”.

     6.2 Payment of Accrued Compensation. The Company currently plans to undertake a private offering of its securities to raise gross proceeds of at least $5,000,000 and, subsequent to the private offering of its securities, the Company plans to undertake a public offering of its securities to raise gross proceeds of at least $10,000,000. If the Company is successful in raising gross proceeds of at least $5,000,000 in a private offering of its securities, it will pay you one-half of the Accrued Compensation ($50,000). If the Company is successful in raising gross proceeds of at least $10,000,000 in a public offering of its securities, it will pay you the balance of the Accrued Compensation ($50,000). If the Company does not pay you 100% of the Accrued Compensation by December 31, 2006 because of its failure to raise funds through either the private offering or the public offering, you and the Company will meet and work in good faith toward an agreement for the payment of the Accrued Compensation.
7. GENERAL PROVISIONS.
     7.1 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable such provision will be reformed, construed and enforced to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.
     7.2 Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to your service as a Director and supersedes any prior agreement, promise, representation or statement written between you and the Company with regard to this subject matter, including but not limited to that certain agreement between you and Netgroupie with a start date of January 1, 2002. It is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by the party or parties affected by such modification or amendment.
     7.3 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your rights or duties hereunder without the written consent of the Company.
     7.4 Governing Law. This Agreement will be governed by the law of the State of California as applied to contracts made and performed entirely within California.
     We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this Agreement below.

Sincerely,
NGTV

By:	/s/ Allan Brown
Allan Brown, Chief Executive Officer

NGTV

By:	/s/ Jay Vir

Jay Vir, Co-President
ACCEPTED AND AGREED:

/s/ Al Cafaro
Al Cafaro Date: November 1, 2005

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